Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Outperformance Notes Due September 2008
(Linked to the S&P Consumer Staples Select Sector Index and a Weighted Basket of Common Stocks)

Final Term Sheet

Principal Amount:	USD 69,891,000

Pricing Date:	July 30, 2007

Issue Date:	August 13, 2007

Long Index:	S&P Consumer Staples Select Sector Index (Bloomberg Ticker “IXR”).

Short Basket:

A weighted basket of 57 common stocks derived from the S&P Consumer Discretionary Select Sector Index (Bloomberg Ticker “IXY”) without stocks from the automotive, housing and media industries and stocks which are the subject of announced mergers

Maturity Date:	September 15, 2008, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (subject to the effect of Market Disruption Events)

Determination Date:	August 29, 2008 subject to the effect of Market Disruption Events

Initial Issue Price:	95.59% of Principal Amount

Underwriting commission:	0.25% of Principal Amount

Proceeds to Issuer:	95.34% of Principal Amount

Initial Long Index Level:	265.03

Initial Short Basket Level:	1000.00

Redemption Amount at Maturity:	On the Maturity Date, we will pay in respect of each note an amount in cash, determined by the Calculation Agent as of the Determination Date, as follows:

•

If the Long Index Performance is equal to or greater than the Short Basket Performance, the Redemption Amount will be a percentage of the principal amount of your note equal to 100% plus the Outperformance.

	•	If the Long Index Performance is less than the Short Basket Performance, the Redemption Amount will be a percentage of the principal amount of your note equal to 100% minus the lesser of :

		(a)	the Underperformance; and

		(b)	100%.

CUSIP:	002546216

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.